Exhibit 99.1

CONSENT OF CENTERVIEW PARTNERS LLC

We hereby consent to (i) the use of our opinion letter, dated March 4, 2015, to the Board of Directors of Pharmacyclics, Inc. (the “Company”) included in Annex B to the prospectus/offer to exchange, which forms a part of the Registration Statement on Form S-4 of AbbVie Inc. relating to the proposed Offer and Mergers (as such terms are defined in the Agreement and Plan of Reorganization, dated as of March 4, 2015, by and among AbbVie Inc., Oxford Amherst Corporation, Oxford Amherst LLC and the Company) and (ii) the references to such opinion and references to our name in such prospectus/offer to exchange under the headings “Background of the Offer and the Merger,” “Pharmacyclics’ Reasons for the Offer and the Merger,” “Opinion of Pharmacyclics’ Financial Advisors — Opinion of Centerview Partners LLC” and “Opinion of Pharmacyclics’ Financial Advisors — Summary of Centerview Financial Analysis.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

April 17, 2015